Exhibit 23.4

[Letterhead of RubinBrown LLP]

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 17, 2014 with respect to the statement of revenues over certain expenses of property owned by MRV Banks (referred to as the “Josephville Road Property”) included in the Prospectus Supplement, dated November 18, 2014, of CorEnergy Infrastructure Trust, Inc., to the Registration Statement on Form S-3, as amended (No. 333-176944) as filed with the Securities and Exchange Commission.

/s/ RubinBrown LLP

Saint Louis, Missouri
November 18, 2014